SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

BIOLARGO, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Notice of Annual Meeting
and Proxy Statement

BioLargo, Inc.

To the Stockholders of BioLargo, Inc.:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of BioLargo, Inc. on June 19, 2025, at 10:00 a.m. Pacific Time, at Aliso Viejo Country Club, 33 Santa Barbara Drive, Aliso Viejo, California 92656.

Information and procedures to follow on how to participate in the Annual Meeting are included in the proxy materials and will be disclosed on the Annual Meeting website (www.BioLargoReport.com). Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

The Notice of Annual Meeting and Proxy Statement, which contain information concerning the business to be transacted at the meeting, appear in the following pages.

Your vote is important. Whether or not you plan to attend the meeting, please promptly vote and submit your proxy by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope, or through the voting website. Returning the proxy card will ensure your representation at the meeting but does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains more about the proxy voting. Please read it carefully. We look forward to seeing you at the Annual Meeting. Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely Dennis P. Calvert President and Chief Executive Officer

BioLargo, Inc. 14921 Chestnut St. Westminster, CA 92683 Telephone: 949.643.9540 Facsimile: 949.625.9819

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) of BioLargo, Inc., a Delaware corporation (the “Company”), will be held on June 19, 2025, at 10:00 a.m. local time, at Aliso Viejo Country Club, 33 Santa Barbara Drive, Aliso Viejo, California 92656, for the following purposes:

1.

A proposal to elect the following seven individuals to our Board of Directors: Dennis P. Calvert, Kenneth R. Code, Dennis E. Marshall, Joseph L. Provenzano, Jack B. Strommen, Linda Park, and Christina Bray;

2.	A proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers;

3.	A proposal to ratify the appointment of Hacker Johnson & Smith PA as our independent registered public accounting firm for the year ending December 31, 2025;

4.

To grant our Board of Directors the authority and discretion to effect a reverse stock split of our common stock by a ratio of not less than 1-for-4 and not more than 1-for-10 by amending our Certificate of Incorporation; whether to implement a reverse split, and the timing of such reverse split, to be determined in the discretion of our Board of Directors.

The annual meeting will also address such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Stockholders are referred to the proxy statement accompanying this notice for more detailed information with respect to the proposals to be considered at the Annual Meeting. The Board of Directors recommends that you vote “FOR” each director nominee, and “FOR” proposals 2, 3 and 4.

The Board of Directors has fixed the close of business on April 23, 2025, as the record date (the “Record Date”) for the Annual Meeting. Only holders of record as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting or at any postponement(s) or adjournment(s) thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company during regular business hours for a period of 10 calendar days ending on the day before the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILTY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD

A Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and how to vote will be mailed on or about May 9, 2025 to all stockholders entitled to vote at the meeting. In addition, this notice and the accompanying proxy statement, form of proxy and 2025 Annual Report are available at www.BioLargoReport.com

YOUR VOTE IS IMPORTANT.

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD OR VOTING INSTRUCTION CARD INCLUDED WITH THE PROXY MATERIALS.

BY ORDER OF THE BOARD OF DIRECTORS Dennis P. Calvert President and Chief Executive Officer April , 2025

TO

PROXY STATEMENT

OF

BIOLARGO, INC.

Index of Exhibits

Appendix A: Form of Notice of Internet Availability of Proxy Materials

Appendix B: Form of Amendment to Certification of Incorporation (Proposal Four)

BIOLARGO, INC.

PROXY STATEMENT FOR THE

2025 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed Proxy is solicited on behalf of the Board of Directors of BioLargo, Inc. (“BioLargo” or the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday June 19, 2025, at 10:00 a.m. local time (the “Annual Meeting”), and at any postponement or adjournment thereof. The Annual Meeting will be held at Aliso Viejo Country Club, 33 Santa Barbara Drive, Aliso Viejo, California 92656. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

As permitted by the rules adopted by the Securities and Exchange Commission, or SEC, we are making these proxy solicitation materials and the Annual Report for the fiscal year ended December 31, 2024, including the financial statements, available to our stockholders electronically via the Internet. A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report for the fiscal year ended December 31, 2024, and how to vote will be mailed on or about May 9, 2025, to all stockholders entitled to vote at the meeting. Our principal executive offices are located at 14921 Chestnut St., Westminster, California 92683. Our telephone number is (888) 400-2863. Our proxy materials are posted on the Internet at www.BioLargoReport.com.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote if our records show that you own shares of BioLargo as of April 23, 2025 (the “Record Date”). As of the Record Date, we had a total of  shares of common stock issued and outstanding, which were held of record by approximately  stockholders, and beneficially by approximately  stockholders. As of the Record Date, we had no shares of preferred stock outstanding. You are entitled to one vote for each share that you own.

Voting Your Proxy

If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted. If a bank, broker or other nominee holds your shares and you wish to attend the meeting and vote in person, you must obtain a “legal proxy” from the record holder of the shares giving you the right to vote the shares.

If you hold your shares in your own name as a holder of record at the Company’s transfer agent, American Stock Transfer & Trust, you may instruct the proxy holders how to vote your common stock in one of the following ways:

•

Vote by Internet (record shareholders only). You may vote via the Internet by following the instructions provided in the Notice or, if you received printed materials, on your proxy card. The website for Internet voting is www.voteproxy.com and is also printed on the Notice and on your proxy card. Please have your Notice or proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on June 18, 2025. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. IF YOU VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•

Vote by Mail. If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided. Please allow time for mailing to ensure timely delivery.

Of course, you may also choose to attend the meeting and vote your shares in person. Unless you do so, the proxy holders will vote your shares in accordance with your instructions on the proxy card. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Proposals to be Presented

We are not aware of any proposals to be presented other than the proposals described in this Proxy Statement. If any proposals not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions.

Changing Your Vote

To revoke your proxy instructions if you are a holder of record, you must (i) advise our Corporate Secretary in writing before the proxy holders vote your shares, (ii) deliver later proxy instructions, or (iii) attend the meeting and vote your shares in person. If your shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or nominee.

Cost of This Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, although we will reimburse these individuals for their reasonable out-of-pocket expenses.

How Votes are Counted

The Annual Meeting will be held if a majority of the outstanding common stock entitled to vote is represented at the meeting in person or by proxy. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all proposals at the meeting. The vote required to approve the proposals described herein is governed by Delaware law and the Company's bylaws. The minimum vote required to approve each proposal, other than the election of directors, is a majority of the total votes cast on such proposal, provided a quorum is present. As a result, in accordance with Delaware law, abstentions and broker non-votes will have the effect of a vote “Against” each such proposal.

Abstentions and Broker Non-Votes

Shares that are voted “WITHHELD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and as entitled to vote on a particular proposal at the Annual Meeting. If you hold your common stock through a bank, broker or other nominee, the broker may be prevented from voting shares held in your account on some proposals (a “broker non-vote”) unless you have given voting instructions to the bank, broker or nominee. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

●	“FOR” the election of Dennis P. Calvert, Kenneth R. Code, Dennis E. Marshall, Joseph L. Provenzano, Jack B. Strommen, Linda Park and Christina Bray to the Board of Directors;

●	“FOR” the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers;

●	“FOR” the proposal to ratify the appointment of Hacker Johnson & Smith PA as our independent registered public accounting firm for the year ending December 31, 2025; and

●

“FOR” the proposal to grant our Board of Directors the authority and discretion to effect a reverse stock split of our common stock by a ratio of not less than 1-for-4 and not more than 1-for-10 by amending our Certificate of Incorporation; whether to implement a reverse split, and the timing of such reverse split, to be determined in the discretion of our Board of Directors.

Deadlines for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Stockholder proposals that are intended to be included in our Proxy Statement and form of Proxy relating to the meeting for our 2026 Annual Meeting of Stockholders under rules set forth in the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, must be received by us no later than December 31, 2025, to be considered for inclusion. All proposals should be addressed to the Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

PROPOSAL ONE

ELECTION OF DIRECTORS

The nominees listed below have been selected by the Board, and all are currently members of the Board. If elected, each nominee will serve until the annual meeting of stockholders to be held in 2026 (or action by written consent of stockholders in lieu thereof), or until his or her successor has been duly elected and qualified.

Composition of Board of Directors

Our bylaws provide that the Board shall consist of not less than two and not more than seven directors. The Board currently consists of seven members. The Board has fixed the size of the Board to be elected in 2025 at seven members. There are no family relationships among any of our current directors, the nominees for directors and our executive officers.

In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the Board’s Nominating/Corporate Governance Committee would identify and make recommendations to the Board regarding the selection and approval of candidates to fill such vacancy either by election by stockholders or appointment by the Board. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director. With respect to the nominees for election in 2025, the Nominating/Corporate Governance Committee recommended that the Board nominate for election by the stockholders the individuals in Proposal One.

Nominees for Election as Directors

The following is certain information as of the Record Date regarding the nominees for election as directors.

Name	Position with Company	Age	Director Since
Dennis P. Calvert	President, Chief Executive Officer, Chairman, and Director	62	June 2002
Kenneth R. Code	Chief Science Officer, Director	78	April 2007
Dennis E. Marshall(2)(3)(4)	Director	82	April 2006
Joseph L. Provenzano	Executive Vice President, Corporate Secretary and Director	56	June 2002
Jack B. Strommen	Director	55	June 2017
Linda Park(1)(3)(5)	Director	47	November 2022
Christina Bray(1)(2)(6)	Director	37	November 2022

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Governance Committee
(4)	Chairman of Audit Committee
(5)	Chairman of Compensation Committee
(6)	Chairman of Nominating and Governance Committee

Vote Required

If a quorum is present, the nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes will have no effect on the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF DENNIS P. CALVERT, KENNETH R. CODE, DENNIS E. MARSHALL, JOSEPH L. PROVENZANO, JACK B. STROMMEN, LINDA PARK, AND CHRISTINA BRAY TO THE BOARD OF DIRECTORS.

Biographical Information Regarding Directors and Nominees

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board. He also serves in on the board and in executive positions for our subsidiaries. Mr. Calvert was appointed a director in June 2002 and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003 and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. degree in Economics from Wake Forest University, where he was a varsity basketball player. Mr. Calvert also studied at Columbia University and Harding University. Mr. Calvert was appointed by the Secretary of Commerce of the United States to serve on the Environmental Technology Trade Advisory Committee (ETTAC) for a two-year commission starting January 2025. He was also appointed as the Chairman of the Enabling Innovative Technology Subcommittee reporting to ETTAC. Mr. Calvert also serves on the board of directors at The Maximum Impact Foundation, a 501(c)(3), committed to bridging the gap for lifesaving work around the globe for the good of man and in the name of Christ. He serves as a Director and as Co-Chair of the Energy Committee and the Water Committee of Sustain SoCal, a trade association that seeks to promote economic growth in the Southern California clean technology industry. He also serves on the Board of Directors at TMA Bluetech, a leading regional water cluster promoting science-based ocean water industries. He serves on the leadership board at Water UCI, which is an interdisciplinary center in the School of Social Ecology at the University of California- Irvine, that facilitates seamless collaboration across schools, departments, and existing research centers around questions of fundamental and applied water science, technology, management, and policy. He is also an Eagle Scout. He is married and has two grown children. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant. Prior to his work with BioLargo, he had participated in more than 300 consulting projects and more than 50 acquisitions as well as various financing transactions and companies that ranged from industrial chemicals, healthcare management, finance, telecommunications and consumer products.

Kenneth R. Code is our Chief Science Officer. He has been a director since April 2007. Mr. Code is our single largest stockholder. He is the founder of IOWC, which is engaged in the research and development of advanced disinfection technology, and from which the Company acquired its core iodine technology in April 2007. Mr. Code has authored several publications and holds several patents, with additional pending, concerning advanced iodine disinfection. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Joseph L. Provenzano has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008, was elected President of our subsidiary, ONM Environmental, Inc., upon the commencement of its operations in January 2010. He is a co-inventor on several of the company's patents and proprietary manufacturing processes, and has developed over 30 products from our CupriDyne® technology.  Mr. Provenzano began his corporate career in 1988 in the marketing field. In 2001 he began work with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 45 years of experience in real estate, asset management, management level finance and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit Committee.

Jack B. Strommen has been a director since June 2017 and is a member of the board of directors of our subsidiary, Clyra Medical Technologies, as the representative of Sanatio Capital LLC. Mr. Strommen is the owner of PD Instore, a company focused in the design, production and installation of retail environments and displays for multiple Fortune 500 companies. He is also an angel investor in several private companies ranging from bio-tech to med-tech to real estate, and serves on the board of directors of several private and public companies. We believe that Mr. Strommen's leadership of PD Instore

Linda Park joined our board of directors in November 2022. She is currently the Senior Vice President, Associate General Counsel and Corporate Secretary of Edwards Lifesciences Corporation, a leading global structural heart innovation company, driven by a passion to improve patient lives.  Ms. Park is a member of the Senior Leadership Team and has been a member of the board of directors of the Edwards Lifesciences Foundation since January 2022. Her current practice includes corporate governance, regulatory compliance, legal disputes, investigations, employment-related matters, general corporate and corporate impact. Prior to joining Edwards, from June 2013 to October 2017, she served as Assistant General Counsel of Western Digital Corporation, a company creating breakthrough innovations and powerful data storage solutions that enable the world to actualize its aspirations.  From September 2003 to June 2013, Ms. Park worked in private practice, including at the firms of Latham & Watkins, LLP and Gibson, Dunn & Crutcher LLP in New York City where she advised issuer and investment banking clients on corporate and securities matters, mergers and acquisitions, bank financings and capital markets, including initial public offerings.  Ms. Park has 20 years of experience counseling public companies and advancing organizations’ corporate governance and strategic goals; in addition, she is an active partner and thought leader on environmental, social and corporate governance (ESG) issues.  Ms. Park holds a Bachelor of Arts degree from Johns Hopkins University and a Juris Doctor from Duke University School of Law. We believe that Ms. Park’s skills, experience, broad corporate governance, securities, sustainability and M&A expertise qualifies her to serve as a director.

Christina Bray joined our board of directors in November 2022. She is currently CEO of BlueDot Energies, Inc., a company founded in January 2021 that designs, builds and manages electrical vehicle charging stations. From January 2021 to February 2022, she was the manager of Strategic Partnerships at Sunlight Financial in New York, a provider of point-of-sale financing to homeowners and contractors for solar systems and home improvements. From September 2018 to January 2021, she was President of PGC Bancorporation, which was an acquisition vehicle for community banks in the Western states. From November 2016 to September 2018, she was Assistant Vice President of Alpine Bank in Boulder Colorado, where she controlled a $100 million commercial loan portfolio and underwrote in excess of $120 million in loans. From October 2015 to November 2016, she was a manager at Beaver Creek Sports in Avon Colorado. From September 2013 to October 2015, she was a key leader and community manager for lululemon in New Orleans, LA where she developed sales and market development strategies for a team of 20. From August 2012 to September 2013 she was office manager at MBA Financial Services in Boulder Colorado - a boutique private wealth management firm. Ms. Bray has a Bachelor of Arts from Yale University in Modern Middle Eastern Studies, and a Master of Arts in Military History from Norwich University in Vermont. We believe that Ms. Bray’s financial experience and entrepreneurial experience give her the qualifications, expertise and skills to serve as a director.

Other Executive Officer of the Company

The following is certain information as of the Record Date regarding the executive officer of the Company not discussed above.

Name	Position with Company	Age	Officer Since
Charles K. Dargan, II	Chief Financial Officer	70	2008

Charles K. Dargan II is our Chief Financial Officer and has served as such since February 2008. Since January 2003, Mr. Dargan has served as founder and President of CFO 911, an organization of senior executives that provides accounting, finance and operational expertise to both small capitalization public and middle market private companies in all phases of their business life cycle. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of Hiplink Software, Inc. Further, Mr. Dargan began his finance career in investment banking with Drexel Burnham Lambert and later became Managing Director of two other investment banking firms, including Houlihan Lokey Howard & Zukin, where he was responsible for the management of the private placement activities of the firm. Mr. Dargan received his B.A. degree in Government from Dartmouth College, his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California. Mr. Dargan is also a CPA (inactive) and CFA.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit, Compensation and Nominating/Corporate Governance Committees, and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our code of ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated by reference into this or any other filing we make with the SEC.

Director Independence

Our board of directors has determined that each of Mr. Marshall, Mr. Strommen, Ms. Park, and Ms. Bray is independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. Our board of directors has determined that neither Mr. Calvert, Mr. Provenzano, nor Mr. Code is independent as defined under applicable Nasdaq listing standards. Neither Mr. Calvert, nor Mr. Code serve on any committee of our board of directors.

Meetings of the Board

Our board of directors held four meetings during 2024 and acted via unanimous written consent two times. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for one absence at each of the August and November 2024 quarterly board meetings, and one at the August and November 2024 audit committee meetings. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with the Board

The following procedures have been established by the Board in order to facilitate communications between our stockholders and the Board:

•

Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to the Board or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

•

Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which the Board has identified as correspondence which may be retained in our files and not sent to directors. The Board has authorized the Corporate Secretary to retain and not send to directors communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of the Board for inspection. At least once each year, the Corporate Secretary will provide to the Board a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders may also communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls, and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut Street, Westminster, California 92683.

All of the reporting mechanisms are also posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of the Board of Directors

Our board of directors has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The Audit Committee meets with management and our independent registered public accounting firm to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2021 and continues to serve in that capacity. Linda Park and Christina Bray joined the Audit Committee in November 2022. Our board of directors has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (“Regulation S-K”). The Audit Committee met four times in 2024.

The Compensation Committee reviews the compensation for all our officers and directors and affiliates. Linda Park has served as Chairman since November 2022. Mr. Marshall and Ms. Bray also serve on the Compensation Committee. The Compensation Committee acted by consent three times during 2024.

Our board of directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2023 or 2022 fiscal years. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders using competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

The Nominating and Corporate Governance Committee was established in November 2018. Its responsibilities include to identify and screen individuals qualified to become members of the Board, to make recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders, subject to approval by the Board, to development corporate governance guidelines and oversee corporate governance practices, to develop a process for an annual evaluation of the Board and its committees, to review all director compensation and benefits, to review, approve and oversee related party transactions, to develop and recommend director independent standards, and to develop and recommend a Company code of conduct, to investigate any alleged breach and enforce the provisions of the code. Since November 2022, the committee has been comprised of Christina Bray, as chairperson, and Mr. Marshall and Ms. Park. This committee did not meet in 2024.

Our board of directors follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Board Leadership Structure

Mr. Calvert serves as both principal executive officer and Chairman of the Board. The Company does not have a lead independent director. The board has four independent directors who provide active and effective oversight of our strategic decisions: Dennis Marshall, Jack Strommen, Linda Park and Christina Bray. As of the date of this filing, the Company has determined that the leadership structure of the Board has permitted the Board to fulfill its duties effectively and efficiently and is appropriate given the size and scope of the Company and its financial condition.

The Board’s Role in Risk Oversight

As a smaller reporting company, our executive management team, consisting of Messrs. Calvert and Code, are also members of our Board. Our board of directors, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing our Company’s approach to risk management. Our board of directors exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and our committees of our board of directors, to ensure that all risk issues are frequently and openly communicated. Our board of directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, our board of directors regularly reviews our company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Compensation Committee Interlocks and Insider Participation

During the years ended December 31, 2023 and 2024, the Compensation Committee consisted of three members – Christina Bray, Linda Park, and Dennis Marshall, neither of whom have ever been an employee or officer of the Company, and neither of whom have had transactions with the Company that would require disclosure under Item 404 of Regulation S-K (see “Transactions with Related Parties”, below). Each of Ms. Park and Ms. Bray received options upon their election to the board, and each of the independent board members receive stock options as payment of board fees each quarter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of the Company’s Common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of our Common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of Forms 3, 4, and 5 (and amendments thereto) and written representations provided to us by executive officers, directors and stockholders beneficially owning 10% or greater of the outstanding shares, we believe that such persons filed pursuant to the requirements of the SEC on a timely basis during the year ended December 31, 2024.

Family Relationships

There are no family relationships among the directors and executive officers of our Company.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to our company in all capacities for the fiscal years ended December 31, 2023 and 2024, by our principal executive officer and our three most highly compensated executive officers other than our principal executive officer, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Stock Awards(1)	Option Awards(1)		All other Compensation		Total

Dennis P. Calvert,
Chairman, Chief Executive Officer and President	2023	$288,603	(2)	$—	$—		$27,990	(3)	$316,593
	2024	$288,603		$—	$—		$29,349		$317,952
Kenneth R. Code,
Chief Science Officer	2023	$288,603	(4)	$—	$—		$12,600	(3)	$301,203
	2024	$288,603		$—	$—		$12,600		$301,203
Charles K. Dargan
Chief Financial Officer	2023	$—		$—	$140,850	(5)	$—		$140,850
	2024	$—		$—	$233,850		$—		$233,850
Joseph Provenzano,
Corporate Secretary; President ONM Environmental, Inc	2023	$199,277	(6)	$25,000	$10,085	(7)	$24,289	(3)	$258,651
	2024	$193,772		$—	$—		$67,679		$261,451

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock Awards” and “Option Awards” columns reflect the aggregate fair value of awards of stock or options calculated as of the grant date if the award is fully vested at grant date. These amounts do not represent cash paid to or realized by any of the recipients during the years indicated.

(2)

In 2023 and 2024 the employment agreement for Mr. Calvert provided for a base salary of $288,603, other compensation for health insurance and an automobile allowance. During the year ended December 31, 2023, Mr. Calvert agreed to forego $17,189 of cash compensation due to him and accept 101,110 shares of our common stock in lieu thereof, at $0.17 per share. See “Employment Agreements—Dennis Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(3)	Includes health insurance premiums, and automobile allowance.

(4)

In 2023 and 2024 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. During the year ended December 31, 2023, Mr. Code agreed to forego $32,456 of cash compensation due to him and accept 190,919 shares of our common stock in lieu thereof, at $0.17 per share. During the year ended December 31, 2024, Mr. Code agreed to forego $9,450 of cash compensation due to him and accept 41,087 shares of our common stock in lieu thereof, at $0.23 per share. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(5)

Our Chief Financial Officer, Charles K. Dargan II, did not receive any cash compensation during the years ended December 31, 2023, and 2024. During 2023, Mr. Dargan received options to purchase 800,000 shares of our common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.18 - $0.20 per share, the closing price of our common stock on the grant date.  During 2024, Mr. Dargan received options to purchase 1,000,000 shares of our common stock. These options are a qualified stock option vested upon issuance, exercisable at a range of $0.24 - $0.27 per share, the closing price of our common stock on the grant date. The value set forth in the table reflects the fair value of the options issued. See “Employment Agreements—Charles K. Dargan II” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(6)

In 2023 and 2024, the employment agreement for Mr. Provenzano provided for a base salary of $199,772 and $193,772, respectively, and other compensation for health insurance and automobile allowance. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(7)

During 2023, Mr. Provenzano received additional options to purchase 124,051 shares of the Company’s common stock at an exercise price of $0.23 per share, the closing price of our common stock on the grant date. During 2023, Mr. Provenzano received additional options to purchase 60,435 shares of the Company’s common stock at an exercise price range of $0.17 - $0.20, per share. The value set forth in the table reflects the fair value of the options issued that vested during the 12 months of the years indicated. See “Outstanding Equity Awards at Fiscal Year-End” below for more details.  During 2024, Mr. Provenzano received $50,000 as a bonus.

Employment Agreements

Dennis P. Calvert

On May 2, 2017, BioLargo, Inc. (the “Company”) and its President and Chief Executive Officer Dennis P. Calvert entered into an employment agreement (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the President and Chief Executive Officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

In accordance with the Calvert Employment Agreement, Mr. Calvert was granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock on May 2, 2017. The Option is a non-qualified stock option, exercisable at $0.45 per share, which represented the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. It is now fully vested. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of certain conditions, including the recognition of $3,000,000 in revenue over a 12-month period from the sale of products and/or the license of technology, which has been met The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement had an original term of five years, unless earlier terminated in accordance with its terms; Mr. Calvert continues to serve as the Company's President and Chief Executive Officer. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Kenneth R. Code

We entered into an employment agreement dated as of April 29, 2007, with Mr. Code, our Chief Science Officer (the “Code Employment Agreement”), which we amended on December 28, 2012, such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases. The Code Employment Agreement can automatically renew for one-year periods on April 29th of each year but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination, Mr. Code would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same in the Code Employment Agreement.

In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our board of directors. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of 10 weeks per year, life insurance equal to three times his base salary and disability insurance.

The Code Employment Agreement further requires Mr. Code to keep certain information confidential, not to solicit customers or employees of our company or interfere with any business relationship of our company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

Charles K. Dargan II

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed each year.

On March 21, 2023, we and our Mr. Dargan formally agreed to extend the engagement agreement dated February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as the Company’s Chief Financial Officer. The Engagement Extension Agreement dated as of March 21, 2023 (the “Engagement Extension Agreement”) provides for an additional one-year term to expire January 31, 2024 (the “2023-24 Term”), at which time Mr. Dargan will continue to serve as CFO, unless and until either party terminates the agreement. As the sole compensation for the 2023-24 Term, Mr. Dargan was issued an option (“Option”) to purchase 25,000 shares of the Company’s common stock for each month during the 2023-24 Term (thus, an option to purchase 300,000 shares reflecting an extended term of 12 months). The Option vests over the period of the 2023-24 Term, with 25,000 shares having vested as of March 21, 2023, and the remaining shares to vest 25,000 shares monthly beginning March 31, 2023, and each month thereafter, so long as the agreement is in full force and effect. The Option is exercisable at $0.20 per share, the closing price of BioLargo’s common stock on the March 21, 2023, grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2018 Equity Incentive Plan.

On  August 13, 2024, we and Mr. Dargan agreed to extend the term of his engagement agreement dated  February 1, 2008 (the “Engagement Agreement”, which had been previously extended multiple times), pursuant to which Mr. Dargan has been and continues to serve as our Chief Financial Officer. The Engagement Extension Agreement dated August 13, 2024 (the “2024-2025 Agreement”) commenced February 1, 2024, and expired January 31, 2025 (the “2024-25 Term”). As the sole compensation for the 2023-24 Term, Mr. Dargan was issued an option (“Option”) to purchase 300,000 shares of the Company’s common stock (this issuance is included in the total identified in (iv) above). The Option vests over the period of the Extended Term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The Option is exercisable at $0.24 per share, the closing price of BioLargo’s common stock on the August 13, 2024, grant date, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Incentive Plan. The Option is Mr. Dargan’s sole compensation for the 2024-25 Term. As was the case in all prior terms of his engagement, there is no cash component of his compensation for the 2024-25 Term. Mr. Dargan is eligible to be reimbursed for business expenses he incurs in connection with the performance of his services as the Company’s Chief Financial Officer (although he has made no such requests for reimbursement in the past). The 2024-25 Agreement includes a provision that it automatically renews upon its January 31, 2025 expiration, and each expiration thereafter, unless terminated. All other provisions of the Engagement Agreement not expressly amended pursuant to the Engagement Extension Agreement remain the same, including provisions regarding indemnification and arbitration of disputes. Upon each renewal of the agreement, Mr. Dargan will be issued an option to purchase 300,000 shares, at an exercise price equal to the closing price of the Company's common stock on the prior business day, vesting over one year.

On January 31, 2025, the Engagement Agreement with our Chief Financial Officer Charles K. Dargan, II automatically extended for a one-year period to expire January 31, 2026 (the “2025-26 Term”). As the sole compensation for the 2025-26 Term, Mr. Dargan was issued an option (“Option”) to purchase 300,000 shares of the Company’s common stock. The Option vests over the period of the extended term in monthly installments of 25,000 shares, so long as the agreement is in full force and effect. The Option is exercisable at $0.2536 per share, the closing price of BioLargo’s common stock on the last trading day of January 2025, expires ten years from the grant date, and was issued pursuant to the Company’s 2024 Equity Incentive Plan.

Joseph Provenzano

Mr. Provenzano has served as Vice President of Operations since January 1, 2008, in addition to continuing to serve as our Corporate Secretary. On May 28, 2019, the Compensation Committee of the Board of Directors approved the terms of a new employment agreement for Mr. Provenzano, keeping his base compensation at $170,000 annually, and granted to him an incentive stock option (the “Option”) to purchase 1,000,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2018 Equity Incentive Plan (“Plan”). As set forth in the Plan, the exercise price of the Option is equal to the closing price of the Company’s common stock on the May 28 grant date, at $0.17 per share. The shares in the Option vest in five in equal increments over five years, and the Option may be exercised for up to ten years following the grant date. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Provenzano Employment Agreement. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. On May 28, 2019, the Committee also granted Mr. Provenzano a restricted stock unit of 500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. On December 27, 2022, the Compensation Committee approved an increase Mr. Provenzano’s annual salary to $199,722, and the issuance of a cash bonus of $25,000, effective the next payroll period.

The Provenzano Employment Agreement provides that Mr. Provenzano will serve as our Executive Vice President of Operations, as well as the President and Chief Executive Officer of our wholly owned subsidiary Odor-No-More. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the our Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance covering the expenses of his personal commercial grade truck which the company uses in company operations on a continual basis, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Provenzano Employment Agreement has a term of five years. His employment under the terms of his the agreement have continued after its termination. The Provenzano Employment Agreement provides that Mr. Provenzano’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Provenzano Employment Agreement means physical or mental incapacity or illness rendering Mr. Provenzano unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Provenzano has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Provenzano’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one-half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Provenzano Employment Agreement requires Mr. Provenzano to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Provenzano Employment Agreement as “work made for hire”.

Director Compensation

Each director who is not an officer or employee of our company receives an quarterly retainer of $15,000, and committee chairpersons receive an additional $3,750 per quarter. In lieu of cash payments, on the last day of each calendar quarter, each director is issued an option to purchase our common stock at an exercise price equal to the closing price of the Company’s common stock on the last trading day of the quarter. The number of shares purchasable under each option is the dollar amount owed to the director divided by the exercise price of the option.

The following table sets forth information for the year ended December 31, 2024, regarding compensation of our non-employee directors. Directors employed by the Company do not receive any additional compensation for serving as a director.

Name	Fees Earned or Fees Paid in Cash	Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$—	$148,541	(1)	$—	$—	$148,541
Jack B. Strommen	$—	$42,442	(2)	$—	$—	$44,413
Christina Bray	$—	$51,273	(3)	$—	$—	$51,273
Linda Park	$—	$51,273	(4)	$—	$—	$51,273

(1)

In 2024, Mr. Marshall earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Audit Committee. This amount was paid quarterly by the issuance of stock options to Mr. Marshall as follows: (i) on March 31, 2024, an option to purchase 53,571 shares of our common stock at $0.35 per share, (ii) on June 30, 2024, an option to purchase 73,529 shares of our common stock at $0.26 per share, (iii) on September 30, 2024, an option to purchase 81,522 shares of our common stock at $0.23 per share, and (iv) on December 30, 2024, an option to purchase 98,684 shares of our common stock at $0.19 per share. Additionally, pursuant to a program put in place by our Board of Directors, Mr. Marshall was issued options to purchase 364,584 shares of our common stock at exercise prices between $0.19 - $0.32 per share, to replace an option that expired on that date. The amount in the table above reflects the aggregate fair value of the foregoing options.

(2)

In 2024, Mr. Strommen earned director fees of $15,000 each quarter, for a total of $60,000. This amount was paid quarterly by the issuance of stock options to Mr. Strommen as follows: (i) on March 31, 2024, an option to purchase 42,857 shares of our common stock at $0.35 per share, (ii) on June 30, 2024, an option to purchase 58,824 shares of our common stock at $0.26 per share, (iii) on September 30, 2024, an option to purchase 65,217 shares of our common stock at $0.23 per share, and (iv) on December 30, 2024, an option to purchase 78,947 shares of our common stock at $0.19 per share. The amount in the table above reflects the aggregate fair value of the foregoing options.

(3)

In 2024, Ms. Bray earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Nominating/Corporate Governance Committee. This amount was paid quarterly by the issuance of stock options to Ms. Bray as follows: (i) on March 31, 2024, an option to purchase 53,571 shares of our common stock at $0.35 per share, (ii) on June 30, 2024, an option to purchase 73,529 shares of our common stock at $0.26 per share, (iii) on September 30, 2024, an option to purchase 81,522 shares of our common stock at $0.23 per share, and (iv) on December 30, 2024, an option to purchase 98,684 shares of our common stock at $0.19 per share. The amount in the table above reflects the aggregate fair value of the foregoing options.

(4)

In 2024, Ms. Park earned director fees of $18,750 each quarter, for a total of $75,000, which amount included compensation for serving as Chairman of the Compensation Committee. This amount was paid quarterly by the issuance of stock options to Ms. Park as follows: (i) on March 31, 2024, an option to purchase 53,571 shares of our common stock at $0.35 per share, (ii) on June 30, 2024, an option to purchase 73,529 shares of our common stock at $0.26 per share, (iii) on September 30, 2024, an option to purchase 81,522 shares of our common stock at $0.23 per share, and (iv) on December 30, 2024, an option to purchase 98,684 shares of our common stock at $0.19 per share. The amount in the table above reflects the aggregate fair value of the foregoing options.

Equity Compensation Plans

We have one ongoing, and two expired (but with outstanding awards), equity compensation plans.

2007 Plan

On September 7, 2007, our stockholders adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. Both stock options and stock grants were made under this plan, as administered by the Compensation Committee. The plan automatically terminated on September 7, 2017.

At December 31, 2024, awards of options authorizing a total of 1,157,500 shares were outstanding.

2018 Plan

On June 22, 2018, our stockholders adopted BioLargo, Inc. 2018 Equity Incentive Plan (“2018 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. It is set to expire on its terms on June 22, 2028. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The total number of shares reserved and available for awards pursuant to this Plan as of the date of adoption of this 2018 Plan by the Board is 40 million shares. The number of shares available to be issued under the 2018 Plan automatically increases the first of

January by the lesser of (a) 2 million shares, or (b) such number of shares determined by our Board.  The 2018 Plan closed in June 2024 with 9,343,614 shares unissued.  At December 31, 2024, awards of options to purchase a total of 42,171,386 shares were outstanding.

2024 Plan

On June 13, 2024, our stockholders adopted BioLargo, Inc. 2024 Equity Incentive Plan (“2024 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. It is set to expire on its terms on May 18, 2028. Our Board of Director’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The plan authorizes the following types of awards: (i) incentive and non-qualified stock options, (ii) restricted stock awards, (iii) stock bonus awards, (iv) stock appreciation rights, (v) restricted stock units, and (vi) performance awards. The total number of shares reserved and available for awards pursuant to this Plan as of the date of adoption of this 2018 Plan by the Board is 40 million shares. The number of shares available to be issued under the 2018 Plan automatically increases each January 1st by the lesser of (a) 2 million shares, or (b) such number of shares determined by our Board. As of December 31, 2024, 40,000,000 shares are authorized under the plan. As of December 31, 2024, awards of options to purchase 34,506,080 shares were outstanding.

Outstanding Equity Awards at Fiscal Year-End December 31, 2024

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2024.  All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2024, have fully vested, except as indicated.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Share Price on Grant Date	Option Expiration Date
Dennis P. Calvert
	3,731,322	--	--	$0.45	$0.45	May 2, 2027
	65,000	--	--	$0.22	$0.22	September 19, 2029
	50,000	--	--	$0.14	$0.14	May 1, 2030
	343,571	--	--	$0.14	$0.14	May 1, 2030
Charles K. Dargan II
	300,000	--	--	$0.57	$0.57	September 30, 2025
	300,000	--	--	$0.69	$0.69	February 10, 2027
	300,000	--	--	$0.39	$0.39	December 31, 2027
	300,000	--	--	$0.22	$0.22	January 16, 2029
	79,000	--	--	$0.22	$0.22	September 19, 2029
	400,000	--	--	$0.21	$0.21	February 25, 2030
	27,500	--	--	$0.21	$0.21	February 25, 2030
	25,000	--	--	$0.14	$0.14	May 1, 2030
	214,286	--	--	$0.14	$0.14	May 1, 2030
	5,000	--	--	$0.16	$0.16	June 30, 2030
	5,000	--	--	$0.15	$0.15	September 30, 2030
	2,500	--	--	$0.15	$0.15	September 30, 2030
	50,000	--	--	$0.15	$0.15	September 30, 2030
	7,500	--	--	$0.12	$0.12	December 31, 2030
	300,000	--	--	$0.23	$0.23	March 17, 2031
	32,500	--	--	$0.18	$0.18	May 21, 2031
	127,500	--	--	$0.23	$0.23	March 31, 2032
	150,000	--	--	$0.18	$0.18	June 30, 2032
	205,000	--	--	$0.17	$0.17	December 28, 2032
	300,000	--	--	$0.20	$0.20	March 31, 2033
	500,000	--	--	$0.18	$0.18	July 17, 2033
	700,000	--	--	$0.24	$0.24	June 23, 2034
	300,000	--	--	$0.21	$0.21	August 13, 2034
Kenneth R. Code
	65,000	--	--	$0.22	$0.22	September 19, 2029
	343,571	--	--	$0.14	$0.14	May 1, 2030
Joseph Provenzano
	100,000	--	--	$0.45	$0.45	October 23, 2027
	1,000,000	39,860	39,860	$0.17	$0.17	May 28, 2029
	32,500	--	--	$0.22	$0.22	September 18, 2029
	50,000	--	--	$0.14	$0.14	May 1, 2030
	202,110	--	--	$0.14	$0.14	May 1, 2030
	74,051	--	--	$0.15	$0.15	September 30, 2030
	50,000	--	--	$0.18	$0.18	May 21, 2031
	38,584	--	--	$0.22	$0.22	January 3, 2032
	124,051	--	--	$0.23	$0.23	March 31, 2032

Pay Versus Performance

The following tables and related disclosures provide information about (i) the “total compensation” of the Company’s principal executive officer (the “PEO”) and its other named executive officers (the “Non-PEO NEOs”) as presented in the Summary Compensation Table on page 12 of this proxy statement, (ii) the “compensation actually paid” to the Company’s PEO and its Non-PEO NEOs, as calculated pursuant to the SEC’s pay-versus-performance rules, (iii) certain financial performance measures, and (iv) the relationship of the “compensation actually paid” to those financial performance measures.

This disclosure has been prepared in accordance with Item 402(v) of Regulation S-K under the Exchange Act (“Item 402(v)”) and does not necessarily reflect value realized by the executives or how the Company’s compensation committee evaluates compensation decisions in light of company or individual performance.

Year	Summary compensation table total for PEO(1)	Compensation actually paid to PEO(2)	Average summary compensation table total to non-PEO named executive officers(1)	Average compensation actually paid to non-PEO named executive officers(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Loss	Revenue
2022	$455,971	$313,558	$226,513		$92	$(5,132,000)	$5,884,000
2023	$316,593	$299,404	$214,933	$170,602	$79	$(4,648,000)	$12,230,000
2024	$317,952	$317,952	$265,501	$160,792	$90	$(4,347,000)	$17,779,000

(1) Our PEO was Dennis Calvert for each of the fiscal years presented above. Our non-PEO NEOs reflected in this table are Kenneth R. Code, Joseph L. Provenzano, and Charles K. Dargan II. Amounts in this column represent the total compensation paid to our PEO in each listed fiscal year as shown in our Summary Compensation Table or, for our NEOs other than our PEO, the average amount of the total compensation paid to our NEOs as shown in the "Total" column of our Summary Compensation Table for the applicable fiscal year.

(2) Compensation Actually Paid represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, adjusted as follows:

	2022		2023		2024
	PEO	Average of non-PEO NEOs	PEO	Average of non-PEO NEOs	PEO	Average of non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(196,173)	$(39,020)	$(17,189)	$(31,512)	$-	$(102,446)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$-	$-	$-	$-	$-	$-
Increase based on ASC 718 Fair Value of Awards Granted in any prior FY that are outstanding and unvested as of the end of the covered FY	$-	$35,014	$-	$-	$-	$-
Increase based on ASC 718 Fair Value of Awards Granted in the covered FY that are outstanding and vested as of the end of the covered FY	$56,248	$20,967	$11,807	$29,193	$-	$-
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(2,488)	$(533)	$-	$7,500	$-	$(41,000)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	$-	$-	$-	$-	$-	$-
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$-	$-	$-	$-	$-	$-
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	$-	$-	$-	$-	$-	$-
Total adjustments	$(142,413)	$16,428	$(5,382)	$5,181	$-	$(143,446)

Pay versus Performance Descriptive Disclosure

Compensation Actually Paid Versus Total Shareholder Return

The graph below reflects the relationship between the PEO and average non-PEO NEOs compensation actually paid as set forth in the table above, and the Company's cumulative Total Shareholder Return (TSR). TSR assumes an initial fixed investment of $100 at December 31, 2021 into the Company’s common stock, and returns $92 as of December 31, 2022, $79 at December 31, 2023, and $90 at December 31, 2024.

Compensation Actually Paid Versus Net Income (Loss)

The graph below reflects the relationship between the PEO and average non-PEO NEOs compensation actually paid and the Company's net loss for the years ended December 31, 2022, 2023 and 2024 of $5,132,000, $4,648,000, and $4,347,000, respectively.

Compensation Actually Paid Versus Revenue

The graph below reflects the relationship between the PEO and average non-PEO NEOs compensation actually paid and the Company's revenue for the years ended December 31, 2022, 2023, and 2024 of $5,884,000, $12,230,000 and $17,779,000, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 9, 2025, including rights to acquire beneficial ownership of shares of our common stock within 60 days of April 9, 2025, by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding Common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership	Percent of Class(2)
Kenneth R. Code(3)	25,540,066	7.9%
Dennis P. Calvert(4)	14,049,937	4.4%
Jack B. Strommen(5)	6,993,865	2.2%
Dennis E. Marshall(6)	4,951,621	1.5%
Charles K. Dargan II(7)	4,921,030	1.5%
Joseph L. Provenzano(8)	3,442,038	1.1%
Linda Park(9)	1,337,843	0.4%
Christina Bray(10)	959,981	0.3%
All directors and officers as a group (8 persons)	62,196,381	19.3%

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(1)

The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683, except for Charles K. Dargan II, whose address is 18841 NE 29th Avenue, Suite 700, Aventura, FL 33180.

(2)

Our Company has only one class of stock outstanding. The sum of 301,760,373 shares of common stock outstanding as of April 23, 2025, and 19,914,483 shares of common stock subject to options currently exercisable or exercisable within 60 days by the directors and officers, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

Includes 22,139,012 shares owned indirectly by Mr. Code issued to IOWC Technologies, Inc. in connection with the acquisition by our Company of certain intellectual property and other assets in April 2007. Includes 408,571 shares issuable to Mr. Code upon exercise of options.

(4)

Includes 1,528,695 shares of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert. Includes 4,189,893 shares issuable to Mr. Calvert upon exercise of options.

(5)	Includes 2,114,886 shares issuable to Mr. Strommen upon exercise of options.
(6)	Includes 4,691,589 shares issuable to Mr. Marshall upon exercise of options.
(7)	Includes 4,730,786 shares issuable to Mr. Dargan upon exercise of options.
(8)	Includes 1,671,296 shares issuable to Mr. Provenzano upon exercise of options.
(9)	Includes 959,981 shares issuable to Ms. Park upon exercise of options, and 187,500 shares upon exercise of warrants.
(10)	Includes 959,981 shares issuable to Ms. Bray upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our company has adopted a policy that all transactions between our company and its executive officers, directors and other affiliates must be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and must be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

Our officers and board members routinely forego cash compensation in lieu of receiving common stock or options to purchase common stock, pursuant to a plan adopted by our board for the payment of outstanding payables. These transactions are under the threshold for disclosure as a related-party transaction.

The following information discloses any transaction, since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are proposed to be a participant and the amount involved exceeds $120,000 or 1% of the average of our total assets over the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest: none.

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee, comprised entirely of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Linda Park, Chair Dennis E. Marshall Christina Bray

PROPOSAL TWO

A PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your advisory approval of the compensation of our named executive officers as disclosed in the “Executive Compensation” discussion and analysis, the compensation tables, and the narrative discussion set forth in this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The next non-binding advisory vote on executive compensation will occur at our 2026 Annual Meeting of Stockholders. While this vote is advisory, and not binding on our company, it will provide information to our Compensation Committee and management regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when evaluating compensation for the remainder of 2024 and determining executive compensation for future years.

As described more fully in the Compensation Discussion and Analysis portion of this proxy, our executive compensation program has been designed to attract, motivate and retain individuals with the skills needed to formulate, implement and execute strategy to further the creation of stockholder value.

We encourage you to carefully review the “Executive Compensation” discussion beginning on page 9 of this Proxy Statement for additional details on our executive compensation, including our compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote “FOR” the approval, on an advisory basis, of the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to BioLargo, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission's compensation disclosure rules, including the “Executive Compensation” discussion and analysis, the compensation tables and the narrative discussion set forth in the Proxy Statement, is hereby approved.”

While the results of this advisory approval are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Hacker Johnson & Smith PA audited our financial statements for the years ended December 31, 2024 and 2023. Our Audit Committee has selected Hacker Johnson & Smith PA as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2025. Hacker Johnson & Smith PA has represented to us that it is independent with respect to the Company within the meaning of the published rules and regulations of the SEC.

Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to request ratification of this selection by the stockholders. Notwithstanding its selection, the Audit Committee of the Board of Directors, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interest of BioLargo and its stockholders. If the stockholders do not ratify the appointment of Hacker Johnson & Smith PA, the Audit Committee of the Board of Directors may reconsider its selection.

The Board of Directors expects that representatives of Hacker Johnson & Smith PA will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of Hacker Johnson & Smith PA as our independent registered public accounting firm. Abstentions will have the effect of a vote “against” the ratification of Hacker Johnson & Smith PA as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF HACKER, JOHNSON & SMITH PA AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2025 FISCAL YEAR.

Principal Accountant Fees and Services

The following table summarizes the fees billed by Haskell & White, LLP, our principal accountant engaged to review our financial statements for the interim periods in the year ended December 31, 2023, and for professional services rendered to the Company and its subsidiaries during the year ended December 31, 2023, as well as fees billed by Hacker Johnson & Smith PA, our principal accountant engaged to audit our financial statements for the years ended December 31, 2024 and 2023, and for professional services rendered to the Company and its subsidiaries during the year ended December 31, 2024.

	Amount Billed
Type of Fee	Fiscal Year 2024	Fiscal Year 2023
Audit Fees(1)	$110,000	$116,270
Audit-Related(2)	10,000	19,900
Tax Fees	—	—
All Other Fees	—	—
Total	$120,000	$136,170

(1)

This category consists of fees for the audit of our annual financial statements included in our annual report on Form 10-K and review of the financial statements included in the Company’s quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

(2)

Represents services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, aggregate fees charged for assurance and related services that are reasonably related to the performance of the audit and are not reported as audit fees. These services include consultations regarding Sarbanes-Oxley Act requirements, various SEC filings such as registration statements and consents, and the implementation of new accounting requirements.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein, and shall not be deemed to be soliciting material or otherwise deemed filed under either such Act.

The Audit Committee is currently comprised of three independent directors, all of whom are independent under the rules of the SEC and Nasdaq. Mr. Marshall serves as Chairman of the Audit Committee, with board members Linda Park and Christina Bray as committee members. The Board has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The duties and responsibilities of a member of the Audit Committee are in addition to his or her duties as a member of the Board. The Audit Committee operates under a written charter, a copy of which is available on our corporate website, www.biolargo.com. The Audit Committee met four times during 2024.

The Audit Committee’s primary duties and responsibilities are to:

●	engage the Company’s independent registered public accounting firm,

●	monitor the independent registered public accounting firm’s independence, qualifications and performance,

●	pre-approve all audit and non-audit services,

●	monitor the integrity of the Company’s financial reporting process and internal control systems,

●	provide an open avenue of communication among the independent registered public accounting firm, financial and senior management of the Company and the Board, and

●	monitor the Company’s compliance with legal and regulatory requirements, contingent liabilities, risk assessment and risk management.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In carrying out these responsibilities, the Audit Committee monitored the Company’s operational effectiveness regarding the progress and completion of the implementation of the Company’s internal controls.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with the Company’s Chief Financial Officer and management, and held meetings with the Company’s independent registered public accounting firm, both in the presence of management and privately, to review and discuss all financial statements prior to their issuance, the overall scope and plans for the preparation of the financial statements and respective audit, and the evaluation of the Company’s internal controls and significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the statements with both management and the Company’s independent registered public accounting firm. In accordance with Section 204 of the Sarbanes-Oxley Act of 2002 and the Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 16-1301 (Communications with Audit Committees), the Audit Committee has discussed with the Company’s independent registered public accounting firm all matters required to be discussed under the Sarbanes-Oxley Act and the foregoing standards.  In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other things, discussed with Haskell & White LLP and Hacker Johnson & Smith PA matters relating to their independence, including the written disclosures made to the Audit Committee as required by the PCAOB Rule 3526, Communications with Audit Committees Concerning Independence.  The Audit Committee also reviewed and approved the audit fees of Haskell & White LLP and Hacker Johnson & Smith PA.

On the basis of these reviews and discussions, the Audit Committee (i) appointed Hacker Johnson & Smith PA as the Company’s independent registered public accounting firm for the year ended December 31, 2024 and (ii) recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Submitted by the Audit Committee:

/s/ Dennis E. Marshall, Chair
/s/ Linda Park
/s/ Christina Bray

PROPOSAL FOUR

PROPOSAL TO GRANT OUR BOARD OF DIRECTORS THE AUTHORITY AND DISCRETION TO EFFECT A REVERSE STOCK SPLIT

OF OUR COMMON STOCK BY A RATIO OF NOT LESS THAN 1-FOR-4 AND NOT MORE THAN 1-FOR-10 BY AMENDING OUR

CERTIFICATE OF INCORPORATION; WHETHER TO IMPLEMENT A REVERSE SPLIT, AND THE TIMING OF SUCH REVERSE SPLIT,

TO BE DETERMINED IN THE DISCRETION OF OUR BOARD OF DIRECTORS

Introduction and Purpose

Our Company meets all but one requirement to list its securities on the Nasdaq Capital Markets - minimum bid price of $4.00. On April 8, 2025, our stock last traded on the OTC Markets' OTCQX marketplace at $0.25, and at market closing, the highest bid price was $0.235. Our Board believes that a change in listing from the OTCQX to a national exchange such as the Nasdaq Capital Markets would be beneficial to both the Company and its stockholders. With that background, the Board is presenting this proposal to seek authority to increase the Company's stock price through a reverse stock split so as to allow it to meet the minimum bid listing requirement to list on a national exchange. The Board would take such action only in conjunction with an approved listing application on a national exchange. This proposal authorizes this action, it does not require it. If approved, the proposal would authorize, but not require, the Board to proceed with a reverse stock split within a certain range of ratios for the purpose of increasing the share price to enable the listing of the Company's securities on a national exchange. In fact, in prior years, the Company's stockholders as approved similar proposals granting the Board discretion, and the Board chose not to proceed.

This Proposal authorizes a reverse split within a range of one share of Common Stock for every four shares of Common Stock (1:4) to one share of Common Stock for every ten shares of Common Stock (1:10), with the exact reverse split ratio to be decided and publicly announced by the Board prior to the effective time of the amendment to our certificate of incorporation effecting the split (the “Reverse Stock Split”). If the stockholders approve this proposal, the Board will have the authority to decide, at any time prior to the next annual meeting of stockholders of the Company, whether to implement the Reverse Stock Split, and the precise ratio of the Reverse Stock Split within a range of 1-for-4 shares of our Common Stock to 1‑for‑10 shares of our Common Stock. If the Board decides to implement the Reverse Stock Split, the Reverse Stock Split will become effective upon the filing of an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware, the timing of which would be determined by the Board.

Why does this Proposal limit the range of the Reverse Stock Split to a maximum of 1 for every 10 shares? Because the Board intends to proceed with a reverse split and exchange listing only when the market shows stronger support for its stock, evidenced through a higher trading price that exists now. Were the stock trading at $1.00 a share, the Board may choose a ratio of one for five or six, increasing the stock price to $5.00 or $6.00 a share.

Why is a national listing important?

Although the OTCQX is the highest level marketplace of the OTC Markets, reserved for companies that comply with financial disclosure requirements and remain current in filings with the Securities and Exchange Commission, it is not a national exchange. We believe a listing on a national exchange such as the Nasdaq Capital Markets will help attract institutional investors with minimum trading price and other requirements. We further believe increasing the trading price of our Common Stock will assist in our capital-raising efforts should they be needed in the future to support the company’s growth plans by making our Common Stock more attractive to a broader range of investors, and will remove restrictions that currently prohibit many investors from investing in companies like ours that are not traded on a national exchange, improved regulatory oversight of broker/dealer market will reduce the risk of potential trading violations, and the enhanced financial and governance requirements enhance the Company’s profile to potential investors. If successful, the company’s stockholders will also benefit from expanded awareness by inclusion in a number of indexes that are tracked by buy-side institutions and that will increase the likelihood of analyst coverage.

You should consider that, although our Board of Directors believes that a reverse stock split will in fact increase the price of our Common Stock, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment), the market price of a company’s shares of Common Stock may in fact decline in value after a reverse stock split. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder’s proportional ownership in our Company. However, should the overall value of our Common Stock decline after the proposed reverse stock split, then the actual or intrinsic value of the shares of our Common Stock held by you would also proportionately decrease as a result of the overall decline in value.

If our stockholders approve this proposal and our Board of Directors decides to proceed with the reverse stock split, we will file a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) to effect the proposed reverse stock split, in the form attached to this proxy statement as Appendix A. Our Board of Directors has approved and declared advisable the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation as set forth in the Certificate of Amendment, in the form attached to this proxy statement as Appendix A. If the proposed reverse stock split is effected, then the number of issued and outstanding shares of our Common Stock would be reduced. Our Board of Directors has reserved the right to abandon the amendment at any time before the effectiveness of the filing of the Certificate of Amendment with the Delaware Secretary of State, even if the adoption of the amendment is approved by the stockholders. If the Certificate of Amendment is not filed with the Delaware Secretary of State prior to our 2026 Annual Stockholders’ Meeting, our Board of Directors will abandon the amendment and the Reverse Stock Split will not be effected. Thus, the Board of Directors, at its discretion, may cause the filing of the Certificate of Amendment (following stockholder approval) to effect the Reverse Stock Split or abandon the amendment and not effect the Reverse Stock Split if it determines that any such action is or is not in the best interests of our Company and stockholders

Potential Effects of the Proposed Reverse Stock Split

If this proposal is approved and the Reverse Stock Split is effected, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of Common Stock. The immediate effect of the Reverse Stock Split would be to reduce the number of shares of our Common Stock outstanding and to increase the trading price of our Common Stock, in the same ratio. However, we cannot predict the effect of any reverse stock split upon the market price of our Common Stock over an extended period of time. In many cases, the market value of a company’s Common Stock following a reverse stock split declines. We cannot assure you that the trading price of our Common Stock after the Reverse Stock Split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the Reverse Stock Split. Also, we cannot assure you that the Reverse Stock Split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

Examples of Potential Reverse Stock Split at Various Ratios. The table below provides examples of reverse stock splits at various ratios up to 1-for-25, without giving effect to the treatment of fractional shares. The actual number of shares outstanding after giving effect to the Reverse Stock Split, if effected, will depend on the actual ratio that is determined by our Board of Directors in accordance with the amendment to the Company’s Amended and Restated Certificate of Incorporation.

Shares outstanding as of Record Date	Reverse Stock Split Ratio	Shares outstanding after Reverse Stock Split	Reduction in Shares Outstanding*
[---]	1-for-4	[---]	%
[---]	1-for-7	[---]	%
[---]	1-for-10	[---]	%

Effects on Ownership by Individual Stockholders. If we implement the Reverse Stock Split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the Reverse Stock Split by the appropriate ratio and then rounding up to the nearest whole share. The Reverse Stock Split would not affect any stockholder’s percentage ownership interest in our Company or proportionate voting power.

Effect on Restricted Stock Options and Warrants. In addition, we would adjust all shares available for purchase under any outstanding options and warrants, as well as the exercise price, as a result of the Reverse Stock Split, as required by the terms of these securities. For example, were the ratio of the Reverse Stock Split 1-for-10, a warrant to purchase 100,000 shares at $0.30, and thus a total exercise price of $30,000, would change to a warrant to purchase 10,000 (which is equal to the original number of shares divided by 10) shares for $3.00 (which is equal to the original exercise price times 10). The total exercise price - $30,000 - would not change. Also, we would reduce the number of shares reserved for issuance under our existing 2024 Equity Incentive Plan proportionately based on the ratio of the Reverse Stock Split. The Reverse Stock Split would not otherwise affect any of the rights currently accruing to holders of our Common Stock, or options or warrants exercisable for our Common Stock.

Other Effects on Outstanding Shares. If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following the reverse stock split would be fully paid and nonassessable.

The reverse stock split would result in some stockholders owning “odd-lots” of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

After the effective time, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for shares of Common Stock with the new CUSIP number by following the procedures described below. However, until such exchange is made, the old stock certificates will automatically represent the new, post-split number of shares. After the Reverse Stock Split, we will continue to voluntarily file periodic reports and comply with other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Because our Board of Directors intends to implement the Reverse Stock Split only in conjunction with a public offering and uplist to the Nasdaq Capital Markets, if the Reverse Stock Split is effected, our Common Stock would be listed shortly thereafter on a national stock exchange

Issuance of New Shares upon a Reverse Stock Split. If a reverse split is effectuated, a significant number of shares of common stock would become available for issuance. The number of shares would depend upon the ratio of the reverse split; the higher the ratio, the greater the number of shares that would become authorized but unissued.  The company has no agreements, plans, arrangements, or understandings to issue or sell any shares that would become available for issuance upon effectiveness of the reverse split

Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates

If stockholders approve this proposal and our Board of Directors determines to proceed with a Reverse Stock Split, we will file with the Delaware Secretary of State a Certificate of Amendment to our Amended and Restated Certificate of Incorporation, in the form attached to this proxy statement as Appendix A. The Reverse Stock Split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the Reverse Stock Split.

Upon the Reverse Stock Split, we intend to treat stockholders holding our Common Stock in “street name” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Fractional Shares

We would not issue fractional shares in connection with the Reverse Stock Split. In lieu thereof, any fractional share that results from the Reverse Stock Split will be rounded up to the next whole share of Common Stock.

No Appraisal Rights

No appraisal rights are available under the General Corporation Law of the State of Delaware or under our Amended and Restated Certificate of Incorporation or amended and restated bylaws with respect to the reverse stock split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our Common Stock would remain unchanged at $0.00067 per share after the Reverse Stock Split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the reverse stock split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service (the “IRS”), or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock split to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock split.

The receipt of Common Stock in the Reverse Stock Split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the Reverse Stock Split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the Common Stock received in the Reverse Stock Split will include the holding period of the Common Stock exchanged therefor.

Board Discretion to Implement the Reverse Stock Split

Our Board of Directors has reserved the right to abandon the amendment at any time before the effectiveness of the filing of the Certificate of Amendment with the Delaware Secretary of State, even if the adoption of the amendment is approved by the stockholders. If the amendment effecting the Reverse Stock Split authorized by this proposal is not implemented by the Board prior to the next annual meeting of stockholders of the Company, the proposal will be deemed abandoned, without any further effect. In that case, the Board may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time.

Recommendation of the Board

The Board unanimously recommends that stockholders vote FOR the proposal to grant our Board of Directors the authority and discretion to effect a reverse stock split of our common stock by a ratio of not less than 1-for-4 and not more than 1-for-10 by amending our Certificate of Incorporation; whether to implement a reverse split, and the timing of such reverse split, to be determined in the discretion of our Board of Directors

.

ANNUAL REPORT ON FORM 10-K

We filed with the SEC our original Annual Report for our year ended December 31, 2024, on Form 10-K on March 31, 2025. A copy of the 10-K has been mailed to all stockholders along with this proxy statement, or stockholders have been given notice of Internet availability of these documents. Stockholders may obtain additional copies of the Annual Report, without charge, by writing to our Corporate Secretary, at our principal executive offices at 14921 Chestnut St., Westminster, CA 92683.

We incorporate by this reference herein the Company’s Financial Statements and the notes thereto, and the discussions under the captions “Description of Business,” “Description of Properties,” “Legal Proceedings,”  “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosure” contained in the 10-K.

OTHER PROPOSALS

Management does not know of any proposals to be presented at the Annual Meeting other than those set forth herein and in the Notice accompanying this proxy statement. If a stockholder vote is necessary to transact any other business at the Annual Meeting, the proxyholders intend to vote their proxies in accordance with their best judgment related to such business.

APPENDIX B

FORM OF CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

BIOLARGO, INC.

The undersigned, [•], hereby certifies that:

1.     He is the duly elected and acting President and Chief Executive Officer of BioLargo, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”).

2.     The name of the Corporation is BioLargo, Inc. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 19, 1991 under the name Repossession Auction Inc. The Amended and Restated Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on March 16, 2007, and was amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on May 26, 2018, and a Certificate of Amendment filed with the Secretary of State of the State of Delaware on August 30, 2022.

3.     Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), this Certificate of Amendment to the Amended and Restated Certificate of Incorporation (this "Certificate of Amendment") amends the provision of the Amended and Restated Certificate of Incorporation, as amended (the "Charter").

4.     This Certificate of Amendment has been approved and duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

5.     Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

Article FOURTH of the Charter is hereby amended by adding the following new paragraph at the end of such article:

"Reverse Stock Split. Effective at 5:01 p.m., Eastern Time, on [•] (the "2025 Split Effective Time"), every [•] shares of Common Stock and Preferred Stock, respectively, issued and outstanding or held by the Corporation as treasury shares as of the Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock or Preferred Stock, as applicable, without effecting a change to the par value per share of common stock, subject to the treatment of fractional interests described below (the "2025 Reverse Split"). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will receive one whole share of Common Stock or Preferred Stock, as applicable.  As of the 2025 Split Effective Time and thereafter, a certificate(s) representing shares of Common Stock and Preferred Stock, respectively, prior to the 2025 Reverse Split is deemed to represent the number of post-2025 Reverse Split shares into which the pre-2025 Reverse Split shares were reclassified and combined. The 2025 Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock of the Corporation and all references to such Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be, after giving effect to the 2025 Reverse Split."

6.    This Certificate of Amendment shall become effective at 5:01 p.m., Eastern Time, on

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this [•] day of [•], 20[•].

BioLargo, Inc. By: _____________________ Name: Title: